 Exhibit 3.116

ARTICLES OF AMENDMENT OF

ARTICLES OF INCORPORATION OF

NAGOS SHIPPING S.A.

I, Sophocles N. Zoullas, President of Nagos Shipping S.A., a corporation incorporated under the laws of the Republic of the Marshall Islands, for the purpose of amending the Articles of Incorporation of the said Corporation hereby certify that:

I.	The name of the Corporation is Nagos Shipping S.A.
II.	The Articles of Incorporation were filed with the Deputy Registrar of Corporations as of the 16th day of March 2007.
III.	Section D of the Articles of Incorporation is hereby amended to read as follows:

“The aggregate number of shares of stock that the Corporation is authorised to issue is five hundred (500) registered shares without par value”.

IV.

Subsequent to the effectiveness of this amendment, each share of the Corporation’s bearer stock outstanding will be exchanged for a share of the Corporation’s registered stock, and all such bearer shares will be cancelled.

V.	The amendment to the Articles of Incorporation was authorised by vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment on this 20th day of August, 2007.

/s/ Sophocles N. Zoullas
Sophocles N. Zoullas, President